EXHIBIT 99.2

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

Contact:	James O’Leary Chairman and Chief Executive Officer (734) 747-7025 ext. 2025
KAYDON CORPORATION ANNOUNCES THE ELECTION OF
PATRICK P. COYNE TO ITS BOARD OF DIRECTORS
Ann Arbor, Michigan – July 27, 2007
     Kaydon Corporation (NYSE:KDN) announced today that Patrick P. Coyne, 44, has been elected to its Board of Directors. Mr. Coyne is the President of Delaware Investments and Chairman of the Delaware Mutual Fund Board. Delaware Investments, an affiliate of Lincoln Financial Group, is a Philadelphia-based diversified asset management firm with more than $160 billion in assets under management as of March 31, 2007. Delaware Investments provides investment services to individual and institutional investors through a broad range of investment products. Mr. Coyne has been with Delaware Investments for 17 years, most recently as Executive Vice President and Chief Investment Officer for equity investments. Previously, he was Chief Investment Officer for fixed income investments.
     “Kaydon is pleased to have Pat join its Board of Directors. His broad business experience in management and as a professional investor makes him an excellent addition to our Board”, said James O’Leary, Kaydon’s Chairman and Chief Executive Officer. “In particular, we will benefit from Pat’s extensive knowledge of investing and capital markets as well as his perspective as a leader in the investment industry. I am confident he will play an important role and make meaningful contributions as an independent member of our Board and its committees.”
     Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, alternative-energy, and aftermarket customers.
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